Exhibit 99.1

Altaba Inc.

Consolidated Statement of Assets and Liabilities

As of September 30, 2022 (unaudited)

($ in thousands, except per share amounts)

ASSETS
Dividend receivable	$266
Unaffiliated investments at fair value (cost $1,573,033)	1,571,523
Interest receivable	309
Income tax receivable	669,004
Other assets	363

Total assets	$2,241,465

LIABILITIES
Deferred and other tax liabilities	$10,223
Payable to directors, officers and employees	13,054
Payable to advisor	94
Other liabilities	4,623

Total liabilities	$27,994

Net assets	$2,213,471

NAV per share	$4.26

Shares outstanding rollforward:
Shares outstanding at September 30, 2022 and December 31, 2021	519,511,366